Exhibit 10.1

2010 Ameren Executive Incentive Plan

For Officers

SUMMARY

The Ameren Executive Incentive Plan (EIP) is intended to reward eligible Officers for their contributions to Ameren’s success. The EIP rewards Officers for Ameren’s earnings per share (EPS) results and individual performance. The EIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, continue or discontinue the EIP beyond the current plan year.

EIP ELIGIBILITY

All Officers who are actively employed on December 31, 2010 are eligible to participate in the EIP pursuant to the terms described herein. Additionally, Officers who terminate employment because they retire, die, become disabled during 2010 (the plan year), or whose employment is involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein. Officers who voluntarily or involuntarily terminate employment for any other reason than those reasons described in the prior sentence during the plan year or following the plan year but before awards are paid, forfeit participation in the EIP.

AWARD OPPORTUNITIES

Award opportunity percentages are set by the Human Resources Committee of the Board of Directors. Officers will receive individual communication regarding their incentive target opportunity.

PLAN STRUCTURE

The EIP is designed to reward Officers for their contributions to Ameren’s success. This is acomplished by rewarding Officers for the achievement of EPS goals and their own personal contributions to Ameren’s performance. The EIP has four primary components: (1) EPS targets; (2) a base award; (3) an individual performance modifier; and (4) an individual incentive payout. These components are described in more detail below.

EPS Targets

Ameren Officers have a responsibility to drive shareholder value through earnings performance. Thus, EPS performance is the primary metric used to establish award opportunities.

Three levels of EPS achievement will be established to reward eligible Officers for results achieved in EPS performance. Achievement of EPS falling between the established levels will be interpolated. The three levels are defined as follows:

1.	Threshold: Threshold is the minimum level of Ameren EPS achievement necessary for incentive funds to be available. This level of EPS must be achieved to justify the payment based on our fiduciary responsibility to our owners— the shareholders.

2.	Target: This is the targeted level of Ameren EPS achievement.

3.	Maximum: This level shares higher rewards in years of outstanding financial performance. This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Base Award

Following the conclusion of the plan year, Ameren’s EPS will be measured . Achievement levels may be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee at its sole discretion and as permitted by the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (“Plan”). Using these performance results, a formulaic base award will be determined for each Officer. This base award will then be subject to modification based on the Officer’s individual performance as described below.

Individual Performance Modifier

The base award for each Officer may be adjusted up by as much as 50% or down by as much as 50%, based on the Officer’s individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals will be considered when modifying the base award for each Officer.

Individual Incentive Payout

The individual incentive payout represents the actual incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance. Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer’s target incentive opportunity with the ability to pay zero for poor or non-performance.

EIP PAYOUT

Awards will be paid by March 15, 2011. The base award will be calculated based on an eligible Officer’s salary as of December 31, 2010 (or at the time of eligible termination, if earlier). Awards will be prorated based on the amount of time worked during the plan year for eligible Officers who: (1) are hired or become Officers after the plan year begins; (2) terminate employment on account of retirement, disability or death during the plan year; or (3) are involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand.

Where an eligible Officer’s employment is terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand, the Officer’s prorated award will be paid by March 15, 2011, assuming the eligible Officer signed and returned the Company’s approved general release and waiver (within 45 days of termination). In such cases, the prorated award will be based on the Officer’s salary at the time of termination, the Officer’s target incentive award opportunity and actual year-end EPS performance.

The Committee will review and has the authority to approve the final amount of payment. The final payment granted is final and conclusive and not subject to review.

CONTACT

Questions regarding this plan may be directed to the Manager, Compensation & Talent Acquisition at 314-554-2049.

ADMINISTRATION

This EIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP, all of which will be binding upon participants. If any provision of this EIP conflicts in any manner with the Plan, the terms of the Plan shall control.

MISCELLANEOUS

No employee shall have any claim or right to receive an award under this EIP. Neither this EIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries. For purposes of this EIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.